As filed with the Securities and Exchange Commission on August 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JBS N.V.

(Exact name of registrant as specified in its charter)

Netherlands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Stroombaan 16, 5th Floor

1181 VX, Amstelveen, Netherlands

(Address of Principal Executive Offices, including Zip Code)

JBS N.V. Incentive Plan

(Full title of the plan)

JBS USA Food Company

1770 Promontory Circle

Greeley, Colorado 80634

+1 (970) 506-8000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Donald E. Baker, Esq.

John R. Vetterli, Esq.

Karen Katri, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

+1 (212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act of 1933 (the “Securities Act”), this registration statement (this “Registration Statement”) omits the information specified in Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 (“Plan Information” and “Registrant Information and Employee Plan Annual Information”) will be sent or given to employees as specified by the Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. JBS N.V. (the “Company” or the “Registrant”) will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously submitted to the SEC are incorporated by reference in this Registration Statement:

(a)	the Company’s prospectus, dated April 22, 2025, filed with the SEC pursuant to Rule 424(b)(3) under the Securities Act on April 23, 2025, relating to the registration statement on Form F-4 (File No. 333-273211), including JBS S.A.’s audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024;

(b)	the Company’s unaudited condensed consolidated interim financial information as of June 30, 2025 and for the three- and six-month periods ended June 30, 2025 and 2024, included in Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 14, 2025; and

(c)	the description of the Company’s Class A common shares, par value €0.01 per share, contained in the Company’s registration statement on Form 8-A, filed with the SEC on June 3, 2025 (File No. 001-42678) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the Company indicates in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the Company’s articles of association, current and former directors shall be reimbursed for all (a) costs and expenses (including reasonably incurred and substantiated attorneys’ fees) reasonably incurred in relation to the director’s defenses in the relevant action, suit, proceeding or investigation or a settlement thereof, (b) liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgments, excluding any reputational damages and (other) immaterial damages, and (c) payments by the director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A director or former director shall not be entitled to any indemnification, if and to the extent: (a) Dutch law would not permit such indemnification; (b) a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director or former director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of such director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (c) the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or (d) the Company and/or a group company brought the procedure in question before a court.

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Association of the Registrant (English translation) (incorporated by reference to Exhibit 99.3 to the Company’s prospectus supplement, dated May 15, 2025, filed with the SEC pursuant to Rule 424(b)(3) under the Securities Act on May 16, 2025, relating to the registration statement on Form F-4 (File No. 333-273211)).

5.1(1)	Opinion of Loyens & Loeff, N.V., Dutch counsel to the Registrant, as to the validity of the Registrant’s Class A Common Shares (including consent).

10.1(1)	JBS N.V. Incentive Plan.

23.1(1)	Consent of KPMG Auditores Independentes Ltda.

23.2(1)	Consent of Loyens & Loeff, N.V. (included in Exhibit 5.1).

24.1(1)	Power of Attorney (included in signature page to this Registrant Statement).

107(1)	Filing Fee Table.

(1)	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amstelveen, Netherlands on August 15, 2025.

JBS N.V.

By:	/s/ Guilherme Cavalcanti
Name:	Guilherme Cavalcanti
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Gilberto Tomazoni and Guilherme Cavalcanti, each of them, individually, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gilberto Tomazoni	Chief Executive Officer and Executive	August 15, 2025
Gilberto Tomazoni	Board Member (Principal Executive Officer)

/s/ Guilherme Cavalcanti	Chief Financial Officer	August 15, 2025
Guilherme Cavalcanti	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeremiah O’Callaghan	Chairman (Non-Executive	August 15, 2025
Jeremiah O’Callaghan	Board Member)

/s/ Wesley Mendonça Batista	Non-Executive Board Member	August 15, 2025
Wesley Mendonça Batista

	Non-Executive Board Member	August 15, 2025
Joesley Mendonça Batista

/s/ Kátia Regina de Abreu Gomes	Non-Executive Board Member	August 15, 2025
Kátia Regina de Abreu Gomes

/s/ Paulo Bernardo Silva	Non-Executive Board Member	August 15, 2025
Paulo Bernardo Silva

/s/ Carlos Hamilton Vasconcelos Araújo	Non-Executive Board Member	August 15, 2025
Carlos Hamilton Vasconcelos Araújo

	Non-Executive Board Member	August 15, 2025
Henrique de Campos Meirelles

/s/ Raul Alfredo Padilla	Non-Executive Board Member	August 15, 2025
Raul Alfredo Padilla

JBS USA Food Company
as Authorized Representative in
the United States

By:	/s/ Wesley Mendonça Batista Filho	August 15, 2025
Name:	Wesley Mendonça Batista Filho
Title:	Chief Executive Officer